Exhibit 4

NOTE REPAYMENT AGREEMENT

THIS NOTE REPAYMENT AGREEMENT (this “Agreement”), dated as of the 1st day of June, 2015, is made and entered into by and between Rupert Ireland (“Ireland”) and Daniel M. Ferris (“Ferris”).

WHEREAS, Ireland and Ferris previously entered into that certain Stock Purchase Agreement, dated as of June 20, 2014 (the “Purchase Agreement”), pursuant to which Ireland purchased from Ferris Twenty-Eight Million (28,000,000) shares of the common stock, $0.001 par value per share (“Common Stock”), of Virtus Oil and Gas Corp., a Nevada corporation (the “Company”);

WHEREAS, in partial consideration for the purchase of Ferris’s shares of Common Stock of the Company, Ireland issued an unsecured promissory note in the principal amount of One Million Eight Hundred Twenty Thousand Dollars ($1,820,000), payable to the order of Ferris, bearing interest at a rate of five percent (5%) per annum, with the entire principal balance and all accrued interest thereon due and payable in full on June 26, 2016 (the “Note”);

WHEREAS, in connection with the Purchase Agreement, Ireland executed a Lock-Up Agreement, dated June 26, 2014 (the “Lock-Up Agreement”), pursuant to which Ireland agreed not to offer, sell, pledge or dispose of his shares of Common Stock of the Company, or enter into any such transaction, swap, hedge or other arrangement until June 26, 2016, without the prior written consent of Ferris; and

WHEREAS, Ireland desires to exercise his option, in accordance with Section 4 of the Note, to prepay the entire principal amount of the Note, together with all accrued but unpaid interest thereon, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Ireland and Ferris hereby agree as follows:

1.          REPAYMENT OF NOTE.

1.1          Note Repayment. Upon the terms and subject to the conditions set forth in this Agreement, Ireland hereby exercises his option to prepay the entire principal amount of the Note, together with all accrued but unpaid interest thereon, at the Closing (as defined in Section 2.1 below), in accordance with Section 4 of the Note. Upon receipt of the consideration described in Section 1.2 below, Ferris hereby agrees that all of Ireland’s obligations under the Note shall be deemed satisfied and paid in full, and Ferris shall surrender the Note to Ireland for cancellation.

1.2          Consideration. In consideration of the complete satisfaction of Ireland’s obligations under the Note, Ireland hereby agrees to assign, transfer, convey and deliver to Ferris, and Ferris hereby agrees to acquire, accept and receive from Ireland, Twenty-Three Million Eight Hundred Thousand (23,800,000) shares of Common Stock of the Company (the “Shares”), free and clear of all liens, encumbrances, mortgages, pledges, security interests, restrictions and charges of any kind or character (collectively, “Liens”). Ireland shall deliver the Shares at the Closing in accordance with Section 2.2 below.

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2.          CLOSING.

2.1          Date, Time and Place of Closing. The execution of this Agreement and the closing of the repayment of the Note and the transfer of the Shares (the “Closing”) will take place by facsimile or email transmission, with originals to be provided by overnight delivery, at 10:00 a.m., local Dallas, Texas time on June 1, 2015, or at such other date, time or place as may be mutually agreed to by Ireland and Ferris (the “Closing Date”).

2.2          Closing Procedures.

(a)          At the Closing, Ireland will deliver to the Company’s transfer agent Stock Certificate No. 136, dated June 27, 2014, representing the Shares, duly endorsed in blank by Ireland or with duly executed and notarized stock powers, together with such other instruments as may be reasonably requested by the Company’s transfer agent to effect the transfer of the Shares to Ferris, free and clear of all Liens (collectively, the “Transfer Documents”).

(b)          At the Closing, subject to his receipt of the Transfer Documents, Ferris will surrender the Note to Ireland to be marked “paid in full” as of the Closing Date. The delivery of the Transfer Documents and the cancellation of the Note shall be deemed to take place simultaneously.

3.          REPRESENTATIONS AND WARRANTIES OF IRELAND. Ireland hereby represents and warrants to Ferris as follows:

3.1          Due Authorization. Ireland has the full legal capacity, right and authority to enter into this Agreement and to carry out his obligations hereunder. This Agreement has been duly executed and delivered by Ireland and constitutes the legal, valid and binding obligation of Ireland, enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws and subject to the limitations imposed by law or equitable principles affecting the availability of specific performance, injunctive relief and other equitable remedies.

3.2          No Conflicts or Consents. The execution and delivery by Ireland of this Agreement, and the performance of his obligations hereunder, including, without limitation, the transfer of the Shares from Ireland to Ferris, do not and will not (a) conflict with, violate or cause a default under any agreement, judgment, license, order or permit applicable to or binding upon Ireland, including, without limitation, any shareholders agreement, voting agreement, right of first refusal agreement or similar agreement concerning the Shares, (b) result in the acceleration of any indebtedness owed by Ireland, or (c) result in or require the creation of any Lien upon the Shares, or any assets or properties of Ireland. Except as set forth in the Lock-Up Agreement, no consent, approval, authorization or order of, and no notice to or filing with, any tribunal or third party is required in connection with the execution, delivery or performance by Ireland of this Agreement, the transfer of the Shares from Ireland to Ferris or the consummation by Ireland of the transactions contemplated hereby.

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3.3          Title to Shares. Ireland has sole legal, record and beneficial ownership and title to the Shares, free and clear of all adverse interests, claims and Liens, and has the sole right to vote or direct the voting of the Shares. The delivery of the Transfer Documents at the Closing will transfer to Ferris good and indefeasible title to the Shares, free and clear of all Liens, proxies, encumbrances and claims of every kind. There are no pending or threatened notices, suits, claims or judgments against or relating to the Shares, or relating to violations of laws or any other matters, which may result in an obligation or liability on Ferris after the Closing or which have created or might in the future create a Lien or adverse claim against the Shares, that have not been corrected or disclosed in writing to Ferris, nor are there any threats thereof known to Ireland.

3.4          Other Agreements. Other than this Agreement, Ireland is not a party to any contract or agreement of any kind or nature whatsoever which will be enforceable against Ferris after the Closing.

3.5          Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all necessary corporate power and authority to own or lease its assets and to carry on its business as now being conducted and presently proposed to be conducted. There has been no amendment of the Company’s Articles of Incorporation or Bylaws that is not reflected in the Company’s filings with the SEC. The Company has no subsidiaries and no equity interests in any corporation, partnership, joint venture or other entity.

3.6          DTC; Listing. The shares of Common Stock of the Company are eligible to be settled through the Depository Trust Company.

3.7          SEC Documents. The Company has filed with the SEC all reports, statements, schedules and other documents (collectively, the “SEC Documents”) required to be filed by it pursuant to the Securities Act of 1933, as amended from time to time (the “Securities Act”), and the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, except that certain current reports may not have been timely filed. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements included in the SEC Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Except (a) as may be indicated in the notes to the Financial Statements or (b) in the case of the unaudited interim statements, as permitted by Form 10-Q under the Exchange Act, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present in all material respects the consolidated and consolidating financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end adjustments and footnotes). Except as set forth in the Financial Statements filed with the SEC prior to the date hereof, the Company has no liabilities, whether absolute, contingent or otherwise, other than (x) liabilities incurred in the ordinary course of business subsequent to the date of such Financial Statements, (y) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such Financial Statements, which liabilities and obligations referred to in clauses (x) and (y), individually or in the aggregate, are not material to the financial condition or operating results of the Company, and (z) liabilities and obligations incurred in connection with the closing of the transactions contemplated hereby. Ireland or the Company has provided to Ferris a copy of all Financial Statements and all internal corporate financial statements, balance sheets, operating statements and similar financial records and related work papers, whether used in the preparation of the Financial Statements or in the ordinary course of the Company’s business.

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3.8          Capitalization. The capitalization of the Company (on a fully diluted basis) is as disclosed in the SEC Documents. All outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance in all material respects with applicable federal and state laws governing the issuance of securities. Except as disclosed in the SEC Documents, the Company has (a) no outstanding securities convertible into or exchangeable for any shares of capital stock of the Company, (b) no rights, options, warrants, calls or other agreements or commitments of any nature whatsoever relating to the purchase or other acquisition of any shares of its capital stock or securities convertible into or exchangeable for any shares of its capital stock, (c) no shares of its capital stock reserved for issuance, and (d) no agreements or other commitments of any nature whatsoever relating to preferential rights or voting rights of any shares of its capital stock or securities convertible into or exchangeable for any shares of its capital stock.

3.9          No Material Adverse Change. Since the date of the most recent SEC Documents, the business of the Company has been operated in the ordinary course and substantially consistent with past practice, and there has not been any material and adverse change in the business, assets, financial condition, results of operations, affairs or prospects of the Company.

3.10          No Misrepresentation. No representation or warranty by Ireland in this Agreement (including any Exhibit or Schedule hereto) and no statements of the Company contained in any document, certificate, schedule or other information furnished or to be furnished by or on behalf of the Company pursuant to this Agreement or any other closing document or in connection with the transactions contemplated hereby or thereby contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or exists with respect to the Company or its business affairs, assets, properties, prospects, operations or financial condition which has not been publicly disclosed, but which, under applicable law, rule or regulation, would be required to be disclosed by the Company in a registration statement filed on the date hereof by the Company under the Securities Act with respect to the primary issuance of the Company’s securities. The Company has delivered true and complete copies of all documents requested by Ferris.

3.11          Update to Representations. Prior to the Closing, Ireland shall give Ferris immediate notice of the occurrence of any event or the receipt by Ireland of any notice or knowledge, the effect of which would be to make a representation or warranty of Ireland herein untrue or misleading if made on or immediately following the occurrence of such event or the receipt of such notice or knowledge. Ireland hereby agrees to protect, indemnify and defend Ferris, and Ferris’s nominees, representatives, agents, heirs and administrators (collectively, “Representatives”), against and to hold Ferris and Ferris’s Representatives harmless from any and all costs, claims, losses, attorneys’ fees, liabilities and other expenses that Ferris or Ferris’s Representatives may incur or to which Ferris or Ferris’s Representatives may be exposed as a result of Ireland’s breach of or the falsity of any of Ireland’s representations or warranties in this Agreement or as a result of Ireland’s breach of or failure to perform or observe any of Ireland’s covenants in this Agreement.

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3.12          Exemption from Registration. The transfer of the Shares as contemplated hereby is exempt from registration under applicable federal and state securities laws.

4.          REPRESENTATIONS AND WARRANTIES OF FERRIS. Ferris hereby represents and warrants to Ireland as follows:

4.1          Due Authorization. Ferris has the full legal capacity, right and authority to enter into this Agreement and to carry out his obligations hereunder. This Agreement has been duly executed and delivered by Ferris and constitutes the legal, valid and binding obligation of Ferris, enforceable against Ferris in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws and subject to the limitations imposed by law or equitable principles affecting the availability of specific performance, injunctive relief and other equitable remedies.

4.2          Investment Representations. Ferris has been provided with or permitted access to all information which he deems material to formulating his decision with respect to the transfer of the Shares, and such information has been sufficient to make an informed decision.

5.          NO ASSUMPTION. By entering into this Agreement, Ferris is not assuming or agreeing to assume or discharge any liability or obligation of Ireland whatsoever, whether now existing or hereinafter incurred, including, without limitation, any liability or obligation relating to the Shares or the transfer thereof.

6.          TERMINATION OF LOCK-UP AGREEMENT. By executing this Agreement, Ferris hereby consents to Ireland’s transfer of the Shares hereunder in accordance with the terms of the Lock-Up Agreement, and hereby agrees that the Lock-Up Agreement shall terminate effective as of the Closing Date. Ireland hereby acknowledges and consents to the termination of the Lock-Up Agreement, effective as of the Closing Date.

7.          CONDITIONS TO CLOSING OF FERRIS. The obligation of Ferris to close the transactions contemplated hereby is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

7.1          Representations and Warranties. The representations and warranties made by Ireland in this Agreement or in any document delivered by Ireland pursuant to this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date, including, without limitation, compliance with all applicable federal and state securities laws.

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7.2          Performance. Ireland shall have performed and complied with, in all material respects, all covenants, obligations and agreements required by this Agreement to be so performed or complied with by Ireland on or prior to the Closing Date.

7.3          No Indebtedness. The Company shall not owe any money to any person or entity, except for normal payables incurred in the ordinary course of business.

8.          CONDITIONS TO CLOSING OF IRELAND. The obligation of Ireland to close the transactions contemplated hereby is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

8.1          Representations and Warranties. The representations and warranties made by Ferris in this Agreement or in any document delivered by Ferris pursuant to this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date, including, without limitation, compliance with all applicable federal and state securities laws.

8.2          Performance. Ferris shall have performed and complied with, in all material respects, all covenants, obligations and agreements required by this Agreement to be so performed or complied with by Ferris on or prior to the Closing Date.

9.          TERMINATION. If the Closing has not occurred before the tenth (10th) day after the date of this Agreement, then this Agreement shall automatically terminate for all purposes, unless extended in a writing signed by Ireland and Ferris. Upon termination, (a) this Agreement will be void and of no further force and effect, (b) Ireland will continue to be the sole legal, record and beneficial owner of the Shares, and (c) the Note and the Lock-Up Agreement shall remain unchanged and shall continue in full force and effect.

10.          MISCELLANEOUS PROVISIONS.

10.1          Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns.

10.2          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures given by facsimile or portable document format (or similar format) shall be binding and effective to the same extent as original signatures.

10.3          Entire Agreement. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

10.4          Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) facsimile or email transmission. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given on the date of its actual receipt by the appropriate party. Any notice or communication under this Agreement must be addressed as set forth on the signature pages to this Agreement. Any party may change its address for notice by written notice to the other parties hereto.

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10.5          Expenses. The parties shall pay their own respective expenses and the fees and expenses of their respective counsel and accountants and other experts.

10.6          Survival of Representations and Warranties. Each party hereto covenants and agrees that each of the representations, warranties, covenants, agreements and indemnities in connection therewith contained in this Agreement and in any ancillary document shall survive the closing of the transactions contemplated hereby.

10.7          Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action, or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The waiver by any party hereto at or before the closing of the transactions contemplated hereby of any condition to its obligations hereunder which is not fulfilled shall preclude such party from seeking redress from the other party hereto for breach of any representation, warranty, covenant or agreement contained in this Agreement.

10.8          Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of Texas, without giving effect to the choice of law principles thereof.

10.9          Prevailing Party. In the event of any dispute among the parties hereto with respect to any of the terms or provisions of this Agreement, the non-prevailing party shall pay or reimburse the prevailing party for all fees and expenses incurred with respect thereto, including, without limitation, reasonable legal and attorneys’ fees and expenses incurred by the prevailing party in connection therewith.

10.10          Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by all of the parties.

10.11          Further Actions. Ireland shall at any time after the Closing, execute and deliver all such other documents, and do all such acts and things which Ferris may reasonably request in order to more effectively transfer to Ferris the right, title, interest in and possession of the Shares.

10.12          No Strict Construction. Ireland and Ferris have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

[Signatures page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IRELAND:

/s/ Rupert Ireland

Rupert Ireland

Address for Notice:

1515 7th Street, Suite 59

Santa Monica, CA 90401

FERRIS:

/s/ Daniel M. Ferris

Daniel M. Ferris

Address for Notice:

311 N. Robertson Blvd

Beverly Hills, CA 90211

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